Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference herein by Highland Hospitality Corporation of our report dated September 10, 2004, relating to the financial statements of 6901 Tower, LLC, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated November 12, 2004 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    HEIN & ASSOCIATES LLP

Denver, Colorado

December 16, 2004